UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM 8-K

______________________

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2011

ARK RESTAURANTS CORP.

(Exact name of registrant as specified in its charter)

New York	1-09453	13-3156768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Fifth Avenue

New York, New York 10003

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (212) 206-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Effective December 31, 2011, Robert Towers, the President, Chief Operating Officer, Treasurer and a Director of Ark Restaurants Corp. (the “Company”) announced his intention to retire. The Company and Mr. Towers have entered into a Termination and Consulting Agreement (the “Agreement”) which is attached as an exhibit to this Form 8-K.

All options held by Mr. Towers will be fully vested and may be exercised until their dates of expiration. Mr. Towers elected to receive a lump sum severance payment of $400,000 equal to his last year’s salary, in satisfaction of all obligations of the Company, other than as set forth in the Agreement, and in exchange for his covenants in the Agreement.

The Company agreed to forgive an aggregate of $67,778.13 of indebtedness owed by Mr. Towers to the Company in connection with his receipt of stock options and certain other executive loans. The Company agreed to cover Mr. Towers and his wife under the Company’s medical, dental, prescription drugs and supplemental executive health reimbursement program for a period of three years ending December 31, 2014, up to a maximum of $25,000 per year, except if Mr. Towers obtains other employment which provides for medical benefits.

The parties released each other from any claims and the Company shall indemnify Mr. Towers from any claims made.

(d) The Board of directors of the Company has elected Robert Stewart, its Chief Financial Officer, to the Board of Directors and as Treasurer of the Company, effective upon Robert Towers submitting his resignation and signing the above described Termination and Consulting Agreement.

Robert Stewart has been employed by the Company since June 2002 and was elected Chief Financial Officer effective as of June 24, 2002. For the three years prior to joining the Company, Mr. Stewart was a Chief Financial Officer and Executive Vice President at Fortis Capital Holdings. For eleven years prior to joining Fortis Capital Holdings, Mr. Stewart held senior financial and audit positions in Skandinaviska Enskilda Banken in their New York, London and Stockholm offices.

Item 9.01.      Financial Statements and Exhibits.

(d)        Exhibits

10.1     Termination and Consulting Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARK RESTAURANTS CORP.

/s/ Michael Weinstein
	By:	Name: Michael Weinstein
Title: Chief Executive Officer

Date: January 6, 2012